Exhibit 99.1

Newgioco Group Market Share Surges on Strong Sports Bet Transaction Growth in First Quarter of 2018

New York, April 11, 2018. Newgioco Group, Inc. (OTCQB:NWGI) ("Newgioco" or the "Company") a leisure betting technology company providing regulated lottery and gaming products and services through licensed subsidiaries based in Europe, is pleased to report that strong first quarter transactional sales in the online sports bet channel resulted in a surge in market share from 28th position into the top 20 operators in Italy.

The Company continued its record non-GAAP betting turnover growth in the first quarter of 2018 to approximately $88.1 million from $52.7 million representing an increase of 67.15% over the first quarter of 2017. The online sales channel through our Multigioco subsidiary represented the largest year over year gain from $23.97 million to approximately $45.77 million or approximately 90.93%. Significantly, online sports bets grew to $6.56 million in Q1 2018, an increase of 63.72% over fourth quarter 2017 sales. The Company anticipates further acceleration in the online sports bet channel as recent acquisitions develop into key drivers of future revenue growth.

The Company also took steps to improve its balance sheet in the first quarter of 2018 by eliminating approximately $570,000 in debt and refinanced an additional $500,000 with more favorable terms. The Company expects to report its first quarter 2018 results on or before May 15, 2018.

Alessandro Marcelli, Company President and Chief Operating Officer stated, "we are very pleased to see continued growth and strong positive trends in monthly sales as we scale across our core market in Italy. The Group will continue to invest additional resources in growing our sales channels and distributors to further expand and capture market share throughout Europe." Luca Pasquini, our Chief Technology Officer also added, "we are also proud to be improving on our innovative ELYS betting platform and plan to introduce a new generation of machine learning and augmented analytics features incorporating our integrated NG PAY payment gateway in the second half of 2018."

"We remain proactive towards merger and acquisition opportunities to move the Group further towards becoming a premier international leisure betting operator with a market leading software technology and full suite of diversified payment related services for both online and land-based betting retailers," commented Company Chairman and CEO, Michele Ciavarella. "Looking forward, we are highly optimistic in new international markets, with South America and the USA becoming key growth engines for Newgioco in the future."

About Newgioco Group, Inc.

Newgioco Group, Inc., together with its wholly owned subsidiaries, is a fully integrated, licensed gaming technology company. The company conducts its business primarily through retail neighborhood betting shops and internet-based betting software platform under the registered brand Newgioco through our licensed website www.newgioco.it situated in Italy.

The company offers its clients a full suite of leisure gaming products and services, such as sports betting, virtual sports, online casino, poker, bingo, lottery, interactive games and slots, as well as an innovative betting platform (www.odissea.at) providing both B2B and B2C bet processing. Additional information is available on our corporate website at www.newgiocogroup.com.

This Press Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "forecast," "plans," "intends," "potential" and similar expressions. These statements reflect the company's current beliefs and are based upon currently available information. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements.

Investor Relations Contact

Newgioco Group, Inc.
investor@newgiocogroup.com